EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of ShiftPixy, Inc. on Form S-3 (File Nos. 333-267751, 333-269477, 333-266401, 333-259619, and 333-256834) and Form S-8 (File No. 333-256835) of our report dated December 14, 2023, with respect to our audits of the consolidated financial statements of ShiftPixy, Inc. as of August 31, 2023 and 2022 and for the years then ended, which report is included in this Annual Report on Form 10-K of ShiftPixy, Inc. for the year then ended August 31, 2023. The report includes an explanatory paragraph as to the Company’s ability to continue as a going concern, and an emphasis of matter paragraph regarding the risks and uncertainties related to the Company’s outstanding payroll tax liabilities.

/s/ Marcum LLP

Marcum LLP

New York, NY

December 14, 2023